                                                                      EXHIBIT 12

                      WASHINGTON REALTY INVESTMENT TRUST

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS

                                                                Six months ended           Year ended
                                                                  June 30, 2000         December 31, 1999
                                                                ----------------        -----------------
Net earnings before loss (gain) on sale of real
 estate.........................................................     $19,374                 $36,392
Add back:
    Fixed charges...............................................      12,401                  22,495
Deduct:
    Capitalized interest........................................           0                    (224)

Earnings available for fixed charges and
 preferred dividends............................................     $31,775                 $58,663

Fixed Charges
    Interest expense............................................     $12,401                 $22,271
    Capitalized interest........................................           0                     224
    Interest portion of rent expense............................           0                       0

Total fixed charges.............................................      12,401                  22,495

Preferred dividends.............................................           0                       0

Total fixed charges and preferred dividends.....................     $12,401                 $22,495

Ratio of Earnings to Fixed Charges and
 Preferred Dividends............................................        2.56                    2.61